Exhibit 99.1
IGT Board Approves Management Changes
Morro Appointed COO, Siciliano Appointed CAO and Treasurer
     (Reno, Nevada — June 4, 2007) — In a meeting last week, the International Game Technology (NYSE:IGT) Board of Directors approved IGT’s appointments of Stephen W. Morro as Chief Operating Officer and Daniel R. Siciliano as Chief Accounting Officer and Treasurer, subject to necessary regulatory approvals.
     Morro has been with IGT since 1988. He has served as President-Gaming Division since 2005, responsible for all areas of IGT’s North America operations including sales, product development, engineering and manufacturing. Between 1988 and 2005, Morro served IGT in a variety of positions including Vice President Eastern Region Sales from 2004 to 2005 and Director of Progressive Systems from 1996 to 2004.
     Siciliano has served as IGT’s Vice President of Corporate Finance and Treasury since 2004, was Director of Corporate Finance and Treasury from 2003 to 2004, and Director of International Finance and Treasury from 2001 to 2003. Siciliano, a certified public accountant, holds a bachelor’s degree and an MBA from the University of Nevada, Las Vegas. Prior to IGT, he was the Corporate Controller of Anchor Gaming and an audit manager at Deloitte & Touche.
     The Board also accepted the resignation of Maureen T. Mullarkey from her position as Executive Vice President, Chief Financial Officer and Treasurer. As previously announced, Mullarkey will retire from her current position but will continue to work for IGT in a transitional, non-executive capacity through the remainder of her employment agreement which expires January 22, 2008.
     In response to Mullarkey’s resignation, Siciliano was appointed interim Principal Financial Officer, and Pat Cavanaugh has been promoted to Vice President of Investor Relations. In their new roles, Siciliano will direct IGT’s corporate finance, accounting, treasury and tax functions, and Cavanaugh will take over as main contact with the investment community. The company will continue its search for a Chief Financial Officer to replace Mullarkey.

     Cavanaugh joined IGT in 2004 as Director of Corporate Finance via the Acres Gaming acquisition. He assumed the additional responsibilities for Investor Relations shortly thereafter and was promoted to Executive Director, Investor Relations in 2005. He previously held the positions of CFO and Treasurer for Acres Gaming, Oasis Technologies, Inc. and Casino Data Systems, as well as Audit Manager for KPMG.
     In other moves, Eric Vetter was promoted to Senior Vice President of Finance, and Jean Venneman was promoted to Senior Vice President of Product Development. Vetter will be responsible for global operational finance, and Venneman will be responsible for worldwide product development and product management of games, cabinets and platforms.
     Vetter joined IGT in March 2000 as Director of Finance, and has held a variety of financial roles since then. In 2005 he was promoted to Vice President of Finance and Accounting for North America. Prior to joining IGT, Vetter was Director of Finance with Whirlpool Corp., Regional Director of Latin America for Cabletron Corp, a local and wide area networking company, and served as Operations Controller for ZDS, a personal computer manufacturer.
     Venneman has been with IGT since 1992. She began her career at IGT- Europe in The Netherlands as a Sales Executive. In 1996 she relocated to Reno, Nevada where she has held many positions including Product Manager, Director of Product Development, Director of Product Management, Vice President of Product Management and her current role as Vice President of Product Development.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
Contact: Ed Rogich 702-896-8690
###